Exhibit 10.4

EXECUTION VERSION

EARN-OUT AGREEMENT

This Earn-Out Agreement (this “Agreement”) is entered into as of December 1, 2025, by and among InStone Canada Corp., an Alberta company (“Buyer”), Dream Family Holdings Ltd., a British Columbia company (“Dream Family”), The Jeffrey Leech Family Trust (the “Leech Trust”), Jeffrey Leech, an individual (“Leech”), Wendi Chiavacci, an individual (“Chiavacci”), Michael Siemens, an individual (“Siemens”), Nathan Thompson, an individual (“Thompson”), and Curt Trierweiler, an individual (“Trierweiler”, together with Dream Family, Leech Trust, Leech, Chiavacci, Siemens, and Thompson, the Sellers”), all as represented by Jeffery Leech, in his capacity as the Sellers’ Representative (as defined in the Purchase Agreement referred to below). Capitalized terms used herein without definition shall have the respective meanings set forth in the Purchase Agreement, defined below. Unless otherwise expressly stated, all references to monetary amounts in this Agreement are in Canadian dollars.

RECITALS

WHEREAS, Buyer and Sellers are party to that certain Share Purchase Agreement, dated as even date hereof (the “Purchase Agreement”), pursuant to which, the Fraser Canyon Sellers are selling and Buyer is acquiring 45.5% of the issued and outstanding equity interests of Fraser Canyon, and the JTKT Sellers are selling and Buyer is acquiring 100% of the issued and outstanding equity interests of JTKT, which JTKT owns 54.5% of the issued and outstanding equity interests of Fraser Canyon, for a combination of (x) cash and (y) other consideration as set forth in the Purchase Agreement, including the right to receive the Earn-Out Payment (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and of the covenants and provisions contained herein, the parties hereby agree as follows:

Article I.

EARN-OUT PAYMENT

1.01 Earn-Out Payments.

(a) In the event that Average EBITDA for the First Earn-Out Period is at least $2,250,000, then Buyer shall make a cash payment to the Sellers in the aggregate amount of $2,000,000 (the “Earn-Out #1 First Period Base Payment”) payable as set forth in Section 1.04 below.

(b) In the event that (i) Average EBITDA for the First Earn-Out Period was not at least $2,250,000 and (ii) Average EBITDA for the Second Earn-Out Period is at least $2,250,000, then Buyer shall make a cash payment to the Sellers in the aggregate amount of $2,000,000 (the “Earn-Out #1 Second Period Base Payment”) payable as set forth in Section 1.04 below.

(c) In the event that (i) Average EBITDA for the First Earn-Out Period was not at least $2,250,000, (ii) Average EBITDA for the Second Earn-Out Period was not at least $2,250,000 and (iii) Average EBITDA for the Second Earn-Out Period is greater than $1,800,000, then Buyer shall make a cash payment to the Sellers in the aggregate amount of the Earn-Out #1 Variable Payment.

(d) In the event that Average EBITDA for the First Earn-Out Period is at least $2,750,000, then Buyer shall make a cash payment to the Sellers in the aggregate amount of $1,000,000 (the “Earn-Out #2 First Period Base Payment”) payable as set forth in Section 1.04 below.

(e) In the event that (i) Average EBITDA for the First Earn-Out Period was not at least $2,750,000 and (ii) Average EBITDA for the Second Earn-Out Period is at least $2,750,000, then Buyer shall make a cash payment to the Sellers in the aggregate amount of $1,000,000 (the “Earn-Out #2 Second Period Base Payment”) payable as set forth in Section 1.04 below.

(f) In the event that (i) Average EBITDA for the First Earn-Out Period was not at least $2,750,000, (ii) Average EBITDA for the Second Earn-Out Period was not at least $2,750,000 and (iii) Average EBITDA for the Second Earn-Out Period is greater than $2,250,000, then Buyer shall make a cash payment to the Sellers in the aggregate amount of the Earn-Out #2 Variable Payment.

(g) For the avoidance of doubt,

(i)  there is only one (1) of the Earn-out #1 First Period Base Payment and Earn-out #1 Second Period Base Payment that can be “earned” or otherwise achieved,

(ii)  there is only one (1) of the Earn-out #2 First Period Base Payment and Earn-out #2 Second Period Base Payment that can be “earned” or otherwise achieved,

(iii) if either the Earn-out #1 First Period Base Payment or Earn-out #1 Second Period Base Payment is “earned” or otherwise achieved, then the Earn-Out #1 Variable Payment cannot be “earned” or achieved,

(iv) if either the Earn-out #2 First Period Base Payment or Earn-out #2 Second Period Base Payment is “earned” or otherwise achieved, then the Earn-Out #2 Variable Payment cannot be “earned” or achieved, and

(v) one, if any, of the Earn-Out #1 First Period Base Payment, the Earn-Out #1 Second Period Base Payment and the Earn-Out #1 Variable Payment can be “earned” or otherwise achieved and one, if any, of the Earn-Out #2 First Period Base Payment, the Earn-Out #2 Second Period Base Payment and the Earn-Out #2 Variable Payment can be “earned” or otherwise achieved.

1.02. Earn-out Payment Calculation. On or before the 30th day following the date on which Buyer receives Audited Financial Statements for an Earn-Out Period, Buyer shall prepare and deliver to the Sellers’ Representative a written statement (a “Calculation Statement”) setting forth in reasonable detail its calculation of EBITDA during the applicable Earn-Out Period (an “Earn-Out Calculation”) and, depending on the results of such Earn-Out Calculation, whether the Sellers are entitled to the applicable Earn-Out Payment.

1.03. Earn-Out Payment Dispute Resolution. Sellers’ Representative shall have thirty (30) days after receipt of a Calculation Statement (the “Review Period”) to review the Calculation Statement and the applicable Earn-Out Payment determination set forth therein. During the Review Period, the Buyer shall, and shall cause its Affiliates to, permit the Sellers’ Representative and his Representatives to provide copies of the relevant financial books and records of each of the Companies and TotalStone, LLC to the Sellers’ Representative and his Representatives solely for the purpose of the Sellers’ Representative exercise of its review and objection right contemplated in this Section 1.03.

Prior to the expiration of the applicable Review Period, the Sellers’ Representative may object to such Earn-Out Calculation by delivering a written notice of objection (a “Calculation Statement Objection Notice”) to Buyer. The Calculation Statement Objection Notice, if any, shall specify the items of the Earn-Out Calculation disputed by the Sellers’ Representative and shall describe in reasonable detail the basis for such objection, as well as the amount(s) in dispute. If the Sellers’ Representative fails to deliver a Calculation Statement Objection Notice to Buyer before the expiration of the Review Period, then the Earn-Out Calculation set forth in such Calculation Statement shall be final and binding on the parties hereto. If the Sellers’ Representative delivers a Calculation Statement Objection Notice prior to the expiration of the Review Period, Buyer and the Sellers’ Representative shall negotiate in good faith to resolve the disputed items and agree upon the applicable Earn-Out Calculation (and, in turn, the determination of whether Sellers are entitled to the applicable Earn-Out Payment). If Buyer and the Sellers’ Representative are able to reach agreement within thirty (30) days after such a Calculation Statement Objection Notice has been given then the parties shall jointly revise the Calculation Statement as necessary to reflect their resolution, and such revised Calculation Statement (including any revisions therein to the Earn-Out Calculation or to the determination of whether the Sellers are entitled to an Earn-Out Payment) shall be the final Calculation Statement, which shall be conclusive and binding upon the parties and may be entered and enforced in any court of competent jurisdiction. If Buyer and the Sellers’ Representative are unable to reach agreement within thirty (30) days after such a Calculation Statement Objection Notice has been given, then all unresolved disputed items shall be promptly referred to a nationally or regionally recognized firm of independent public accountants other than Buyer’s and Seller’s current respective accountants, as Buyer and Sellers’ Representative mutually agree in writing, and failing agreement as determined by Baker Tilly US, LLP (the “Independent Accountant”). If requested by the Independent Accountant, each party shall execute a customary engagement letter. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the Earn-Out Calculation within thirty (30) days after its engagement for this purpose (provided that failure to make a determination within such timeframe shall not invalidate any determination later made by the Independent Accountant) and to resolve only those unresolved disputed items set forth in the Calculation Statement Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and the Sellers’ Representative shall each furnish to the Independent Accountant (or will cause to be given) such work papers, schedules, and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement, the Purchase Agreement and any Ancillary Agreements entered into in connection herewith or therewith, and on the submissions by Buyer and the Sellers’ Representative and not by independent review with all submissions by the Sellers’ Representative or Buyer to the Independent Accountant to be in writing and shall simultaneously be delivered to the other party and there shall be no ex parte communication with the Independent Accountant related to the Calculation Statement Objection Notice. None of the Sellers, the Sellers’ Representative and Buyer may introduce new issues or amounts of dispute other than as set forth in the Calculation Statement Objection Notice. The Independent Accountant shall, as an expert and not as an arbitrator, consider and make a determination on only the specific, unresolved differences set forth in the Calculation Statement Objection Notice and may not assign value to any item greater than the greatest item claimed by either party or less than the smallest value for such item claimed by either party. The resolution of any dispute with respect to the Earn-Out Calculation that is the subject of the Calculation Statement Objection Notice by the Independent Accountant shall (except in the case of fraud or manifest error) be binding and conclusive on the parties and constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof. Buyer and the Sellers shall each bear their own fees and expenses in connection with any such proceeding.

1.04. Timing of Earn-Out Payment. Subject to Section 1.06, should Buyer be required to pay an Earn-Out Payment pursuant to this Article 1, such payment shall be paid in eight (8) equal quarterly installments, with the first such quarterly payment payable on the last day of the first full calendar month following the date upon which the determination of the Earn-Out Calculation becomes final and binding upon the parties (including any final resolution of any dispute in a Calculation Statement Objection Notice) (such date, the “Initial Quarterly End Date”), in each case, by wire transfer of immediately available funds to the bank accounts for the Sellers specified in writing by the Sellers’ Representative.

1.05. Post-Closing Operation of Buyer.

(a) Subject to Section 1.05(b), Section 1.05(c), Section 1.05(d) and the terms of any written agreement executed between Buyer and the Sellers’ Representative on or after the Closing Date, Buyer shall have the sole discretion with regard to all matters relating to the operation of the Companies and the Business.

(b) Buyer will not change the fiscal year of any of the Companies from a fiscal year ending on December 31.

(c) Buyer will not take any action the principal purpose of which is to avoid or reduce the amount of any Earn-out Payment.

(d) Buyer will cause the Business to continue to be conducted by the Companies.

1.06. Right of Set-off. Buyer shall have the right to withhold and set off against any Earn-Out Payment, after written notice to the Sellers’ Representative, the amount of any Losses to which any Buyer Indemnified Person may be entitled under Section 7.7.5 of the Purchase Agreement.

1.07. No Security. The parties hereto understand and agree that (i) the contingent right to receive an Earn-Out Payment shall not be represented by any form of certificate or other instrument; is not transferable, except by operation of Legal Requirements relating to descent and distribution, divorce, and community property; and does not constitute an equity or ownership interest in Buyer; (ii) the Sellers shall not have any rights as a securityholder of Buyer as a result of the Seller’s contingent right to receive the Earn-Out Payment hereunder; and (iii) no interest is payable with respect to any Earn-Out Payment, unless Buyer fails to make any payment of any finally determined Earn-Out Payment when due as set forth in Section 1.04, after which interest shall accrue on the amount of any such late payment at a per annum rate equal to TD Bank’s “prime rate” plus two percent (2.00%) from such due date until such late payment amount is paid in full.

Article II.

COMPUTATION OF EBITDA

2.01 “Fraser Canyon EBITDA” means, for any fiscal year in any applicable Earn-Out Period, (a) consolidated net income of Buyer and its subsidiaries, including without limitation the Companies, plus (b) all amounts deducted in arriving at such net income amount in respect of (i) the sum of all interest charges (including imputed interest charges with respect to capitalized lease obligations and all amortization of debt discount and expense) for such period, (ii) federal, provincial, and local income taxes for such period and (iii) depreciation of fixed assets and amortization of intangible assets for such period, plus or minus, as applicable, plus (c) to the extent deducted in arriving at such net income, all severance payments to Leech, Jahnsen, Chiavacci, Siemens, Thompson and Trierweiler, plus or minus (d) all amounts, without duplication, deducted or added in arriving at such net income amount in respect of (i) non-cash expenses, charges or gains resulting from the non-cash “marking to market” of hedging agreements for such period, (ii) non-cash foreign currency translation expenses, charges or gains for such period, (iii) non-cash expenses, charges or gains associated with stock options or plans, (iv) adjustments as required or permitted by the application of FASB 142 (relating to changes in accounting for the amortization of good will and certain other intangibles) and FASB 144 (relating to the write downs of long-lived assets) and (v) the net amount of all intercompany revenue or expenses, plus (e) the portion of selling, general and administrative expenses in excess of 24% of gross revenue of Buyer and its subsidiaries during such period.

2.02 “CSIA Net Revenue” means, for any fiscal year in any applicable Earn-Out Period, the sum of (a) the aggregate of (i) any revenue received by TotalStone, LLC and its subsidiaries from the Specified Area, minus (ii) cost of goods sold related to such revenue, minus (iii) reasonable selling, general, and administrative expenses of TotalStone, LLC and its subsidiaries related to business in the Specified Area; provided, that CSIA Net Revenue shall not be less than $0.

2.03 “EBITDA” means, for any fiscal year in any applicable Earn-Out Period, the sum of Fraser Canyon EBITDA and CSIA Net Revenue.

2.04 GAAP. All calculations of EBITDA and its components shall be calculated in accordance with GAAP.

2.05 Special Rules. Notwithstanding anything to the contrary in this Agreement,

(a)  Fraser Canyon EBITDA shall not include any “non-recurring” or “extraordinary” items of gain or loss;

(b) Fraser Canyon EBITDA shall not include the effect of any acquisitions;

(c) CSIA Net Revenue shall not include the effect of any acquisitions; and

(d) Fraser Canyon EBITDA shall not include the amount of any charges or overhead from or otherwise with respect to the TotalStone Parties in excess of the rates for such charges or overhead that are meaningfully higher than those that would have been incurred on an arms’ length basis from other Persons.

Article III.

ACKNOWLEDGEMENTS AND AGREEMENTS OF THE sellers

The Sellers acknowledge and agree that (i) the Earn-Out Payment is speculative and subject to numerous factors outside the control of the Subject Persons, (ii) there is no assurance that the Sellers will receive any Earn-Out Payment and none of the Subject Persons has promised any Earn-Out Payment, (iii) none of the Subject Persons owes a fiduciary duty or express or implied duty to the Sellers with respect to the Earn-Out Payments, (iv) the parties solely intend the express provisions of this Agreement to govern their contractual relationship, (v) upon the closing of the transactions contemplated by the Purchase Agreement, subject to the limitations set forth in Section 1.05, Buyer shall have the right to operate the Company in any way that Buyer deems appropriate in its sole discretion, (vi) subject to the limitations set forth in Section 1.05, Buyer shall have no obligation to operate the Companies in order to achieve or maximize the amount of any Earn-Out Payment and (vii) TotalStone Parties shall have the right to operate such Persons in any way that such Persons deem appropriate in their sole discretion, including without limitation any activities with respect to the Specified Area. The Sellers hereby waive any fiduciary duty or express or implied duty of any of the Subject Persons to the Sellers, including an implied duty of good faith and fair dealing. The Sellers acknowledge that their respective contingent right to receive the Earn-Out Payment is not an investment in Buyer.

Article IV.

MISCELLANEOUS

4.01 Benefit of Parties. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Subject Persons and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be. Neither this Agreement nor any rights hereunder shall be assigned in whole or in part by any party hereto without the prior written consent of the other parties hereto.

4.02 Entire Agreement. This Agreement, the Purchase Agreement, and any Ancillary Agreements entered into in connection herewith or therewith contain the entire understanding of the parties with respect to the subject matter hereof, supersede all prior agreements and understandings between the parties (whether written or oral) with respect thereto, and may not be contradicted or otherwise interpreted by evidence of any such prior or contemporaneous agreement, draft, understanding or representation (whether written or oral).

4.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the Federal Laws of Canada, as applicable without regard to the conflicts of laws or principles thereof that would cause the application of the laws of any jurisdiction other than the Province of British Columbia.

4.04 Severability. If any provision, Article or Section of this Agreement is determined to be void or otherwise unenforceable, it shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain unenforceable in accordance with their terms.

4.05 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original instrument and all of which together shall constitute a single instrument. Execution and delivery of this Agreement by electronic exchange bearing the copies of a party’s signature (including via DocuSign) shall constitute a valid and binding execution and delivery of this Agreement by such party. Such electronic copies shall constitute enforceable original documents.

4.06 Cooperation. Without affecting the provisions in Article III, during the term of this Agreement, each party will cooperate with and assist the other parties in taking such acts as may be appropriate to enable all parties to effect compliance with the terms of this Agreement and to carry out the true intent and purposes hereof.

4.07 Notices. All notices, amendments, waivers or other communications pursuant to this Agreement must be in writing and must be delivered, given or otherwise provided as set forth in Section 9.1 of the Purchase Agreement, in each case, to the address set forth below (or at such other address for a party as shall be specified by giving notice in accordance with this Section 4.07):

(a) if to the Sellers or the Sellers’ Representative, to the Sellers’ Representative:

Jeffrey Leech

with a copy (which shall not constitute notice) to:

Miller Thomson LLP

700 West Georgia Street

Suite 2200

Vancouver, British Columbia | V7Y 1K8

Attn: Darcy L. Wray

(b) if to Buyer:

c/o Capstone Holding Corp.

5141 West 122nd Street

Alsip, IL 60803-3102

Attn: Chief Financial Officer

Email:

Telephone number:

with a copy (which shall not constitute notice) to:

Brookstone Partners IAC, Inc.

232 Madison Avenue, Suite 600

New York, New York 10016

Attn: Matthew Lipman

Email:

Telephone number:

-and-

Nixon Peabody LLP
70 W. Madison St., Suite 5200

Chicago, IL 60602

Attn: Robert A. Drobnak
Telephone number:
Facsimile number:
Email:

4.08 Amendments; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and each Seller. By an instrument in writing Buyer, on the one hand, or the Sellers, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

4.09 Disputes. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be subject to Section 9 of the Purchase Agreement.

4.10 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part hereof.

4.11 Captions. The captions of the Articles and Sections of this Agreement are solely for convenience of reference and shall not be deemed to affect the meaning or interpretation of any Article or Section hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed as of the date set forth above.

SELLERS:

Dream Family Holdings Ltd., a British Columbia company

By:
Name:
Title:

The Jeffrey Leech Family Trust

By:
Name:	Jeffrey Leech
Title:	Trustee

Jeffrey Leech, individually

Wendi Chiavacci, individually

Michael Siemens, individually

Nathan Thompson, individually

Curt Trierweiler, individually

BUYER:

InStone Canada Corp., an Alberta company

By:
Name:	Matthew Lipman
Title:

[Signature Page – Earn-Out Agreement]

ANNEX I

DEFINITIONS

“Affiliate” means, with respect to any Person, any Persons directly or indirectly controlling, controlled by or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.

“Audited Financial Statements” means the audited financial statements of the applicable Persons for an Earn-Out Period prepared by independent public accountants of recognized regional or national standing, either on a stand-alone basis or as part of the consolidated financial statements of Capstone Holding Corp., the indirect parent company of Buyer.

“Average EBITDA” means, for each Earn-Out Period, the aggregate of (a) EBITDA for the first fiscal year in such Earn-Out Period, plus (b) EBITDA for the second fiscal year in such Earn-Out Period, divided by (c) two (2).

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

“CSIA” means Continental Stone Industries Inc., a Delaware corporation.

“Earn-Out #1 Variable Payment” means the amount between $0 and $2,000,000 that represents the equivalent value determined by linear interpolation the value representative of Average EBITDA for the Second Earn-Out Period between $1,800,000 and $2,250,000.

“Earn-Out #2 Variable Payment” means the amount between $0 and $1,000,000 that represents the equivalent value determined by linear interpolation the value representative of Average EBITDA for the Second Earn-Out Period between $2,250,000 and $2,750,000.

“Earn-Out Payment” means, individually or collectively as the context requires, the Earn-Out #1 First Period Base Payment, the Earn-Out #1 Second Period Base Payment, Earn-Out #2 First Period Base Payment, the Earn-Out #2 Second Period Base Payment, the Earn-Out #1 Variable Payment and the Earn-Out #2 Variable Payment, as applicable. For the avoidance of doubt, the maximum amount of the Earn-Out Payments is $3,000,000.

“Earn-Out Period” means, individually or collectively as the context requires, the First Earn-Out Period or the Second Earn-Out Period.

“First Earn-Out Period” means the period commencing on January 1, 2026 and ending on December 31, 2027.

“GAAP” means generally accepted accounting principles in the United States.

“Person” means any individual, partnership, limited liability company, corporation, trust, unincorporated organization or any other form of legal entity.

“Second Earn-Out Period” means the period commencing on January 1, 2027 and ending on December 31, 2028.

“Specified Area” means Canada, Alaska, Arizona, California, Hawaii, Montana, Nevada, Oregon and Washington.

“Subject Persons” shall mean Buyer and its Affiliates, shareholders, members, managers, officers and directors.

“TotalStone Parties” shall mean TotalStone, LLC and its Affiliates (other than the Companies).